Exhibit 99.1

NEWS RELEASE

January 21, 2010

Coyote Resources Reviews the Company

RENO, NEVADA – Coyote Resources Inc. is pleased to announce that it has commenced trading on the OTC Bulletin Board with the symbol COYR.   The corporate website was launched at www.coyoteresourcesinc.com. Coyote Resources is an exploration company with its initial focus on precious metal deposits in Nevada.

Coyote Resources has acquired rights to two precious metals properties in Nevada, U.S.A., the Tonopah Extension Mine and the Golden Trend property.

Tonopah Extension Mine

The Tonopah Extension Mine is an exploration property located in south-central Nevada, midway between Reno and Las Vegas.  The Tonopah mining district is centered on the town of Tonopah in Nye and Esmeralda Counties.   Coyote Resources owns 958 acres of patented mineral rights and 368 acres of patented surface rights in addition to surface rights on another 487 acres to be used for mining purposes.

We also own the original underground maps and cross-sections registered to the mine survey that is tied to the still-existing Victor Shaft steel head frame. Based on the previous report conducted by the United States Geological Survey geologist, Tom Nolan, we believe there are substantial amounts of silver and gold in one part of the mine. The Mine survey states that the location is at a depth of 1,500 to 2,000 feet.

Coyote Resources intends to drill into that portion of the mine in the spring of 2011. This undeveloped portion is the focus of the company's exploration of the property.

Golden Trend

Golden Trend is comprised of 111 claims located on the southwestern flank of the Cortez Mountains, approximately 70 miles southwest of Elko, Nevada in the Buckhorn mining district It is located about 6 miles south of and we believe on trend with the currently producing 10 million ounce Cortez Hills deposit being mined by Barrick Gold and about 5 miles south of the 3 million ounce Pediment deposit under development by Barrick.  It is also about 10 miles southeast of the 23 million ounce Pipeline gold deposit currently being produced by Barrick. Other mines and discoveries in the nearby area include the Horse Canyon Mine, currently inactive but under active exploration by Barrick, the ET Blue deposit, recently discovered by Placer Dome and being explored by Barrick, and the Buckhorn Mine a former producer.  Coyote Resources is actively exploring Golden Trend with the expectation of discovering additional resources in that area.

Coyote Resources is very excited about the potential of our two projects, and continues to search for high quality gold or silver prospects that have both a known precious metal resource and an excellent potential for discovery of a world class, economic precious metal deposit in Nevada and world-wide.

About Coyote Resources
Coyote Resources Inc. (OTC.BB:COYR) is a publicly traded, precious metals exploration company focused on the ongoing acquisition and exploration of holdings with rich silver and gold production potential. Based in Reno, Nevada, Coyote Resources has a portfolio of exploration properties in Nevada. For more information on Coyote Resources, and to access further information about the Company, visit Coyote Resources website at www.coyoteresourcesinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with mining operations; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.